Exhibit 99.1.

NEWS BULLETIN

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

Michael H. Owens,MD,MPH,FACPE,CPE

Tony Rossi

President & CEO	Media Contact
mowens@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

FOR IMMEDIATE RELEASE

iVOW REPORTS THIRD QUARTER RESULTS

CARLSBAD, CA, November 14, 2005 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today reported financial results for the third quarter ended September 30, 2005.

For the quarter ended September 30, 2005, the Company reported a net loss of $504,000, or $(0.12) per basic and diluted share, on revenues of $320,000, versus a net loss of $837,000, or $(0.80) per basic and diluted share, on revenues of $375,000, for the corresponding quarter of 2004.  The $333,000 lower net loss for the quarter ended September 30, 2005 was the result of cost reduction efforts in product development, sales and marketing and general and administrative costs.

For the nine months ended September 30, 2005, iVOW reported a net loss of $1,947,000, or $(1.26) per share on revenues of $812,000, compared with a net loss of $2,535,000, or $(3.47) per share on revenues of $1,277,000 for the same period of 2004.  Included in the reported net loss for the three and nine months ended September 30, 2005 was a gain from discontinued operations of $75,000, or $0.04 per basic and diluted share, and $208,000, or $0.15 per basic and diluted share, respectively, compared to a loss from discontinued operations of $0.00 per basic and diluted share, and $633,000, or $(0.79) per basic and diluted share, respectively, for the same periods in 2004.

Dr. Michael Owens, President and CEO of iVOW, said, “Our VOW center model continues to trend in a positive direction, as our revenues increased 26% over the previous quarter.  This is attributable to increased contributions from our consulting products on top of the management fees from our iVOW Centers.

“Shortly after the quarter, we also took an important step in the evolution of iVOW with the acquisition of Sound Health Solutions.  With this acquisition, we have added a highly respected medical treatment model to our bariatric surgical model, and better aligned our company with the emerging treatment approaches for obesity.  We now have a more comprehensive service approach that will allow our long-term growth opportunities to be considerably less constrained by the reimbursement environment for bariatric surgery,” said Dr. Owens.

Conference Call and Webcast

iVOW will hold a conference call with simultaneous webcast on Monday, November 14th at 12:00 p.m. Eastern/9:00 a.m. Pacific.  The conference call will feature Dr. Michael Owens, President and Chief Executive Officer, and Brad Hanson, Chief Financial Officer, in a discussion of third quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the Company’s web site, www.iVOW.com.  The dial-in number for the conference call is (800) 240-4186.

To be added to iVOW’s investor e-mail or fax lists, contact Tony Rossi via e-mail at trossi@financialrelationsboard.com  or via phone at 310-854-8317.

iVOW, inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is the new corporate name of Vista Medical Technologies, Inc. iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of IVOW, inc.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to penetrate the market for obesity surgery management services; , the impending decision by Medicare on coverage for bariatric surgery and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc.  Other risks inherent in our business are described in the Company’s Securities and Exchange Commission filings, including its Quarterly Report on Form 10-QSB for the nine-month period ended September 30, 2005.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

iVOW, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$319,575	$374,777	$812,172	$1,277,492
Costs and expenses:
Cost of revenues	289,739	217,583	812,768	849,697
Product development	11,750	96,376	112,153	275,341
Sales and marketing	179,347	352,165	668,137	772,803
General and administrative	431,747	506,197	1,398,003	1,246,086

Total costs and expenses	912,583	1,172,321	2,991,061	3,143,927

Loss from operations	(593,008)	(797,544)	(2,178,889)	(1,866,435)

Other income (expense), net	13,559	(39,064)	23,770	(36,292)

Loss from continuing operations	(579,449)	(836,608)	(2,155,119)	(1,902,727)

Gain (loss) from discontinued operations	75,000	—	207,645	(632,516)

Net loss	(504,449)	(836,608)	(1,947,474)	(2,535,243)

Accretion of dividends on preferred stock	(31,933)	(32,865)	(67,170)	(103,057)
Reversal of dividends previously accreted	306,512	—	306,512
Deemed dividend on redemption of preferred stock	—	—	—	(131,985)

Net loss applicable to common stockholders	$(229,870)	$(869,473)	$(1,708,132)	$(2,770,285)

Other comprehensive loss:
Net loss	(504,449)	—	(1,947,474)	—
Unrealized loss on available-for-sale securities	—	—	(479,660)	—
Total comprehensive loss	$(504,449)	—	$(2,427,134)	—
Loss per share basic and diluted:
Continuing operations	$(0.17)	$(0.80)	$(1.42)	$(2.68)
Discontinued operations	0.05	—	0.16	(0.79)
Net loss per common share applicable to common stockholders	$(0.12)	$(0.80)	$(1.26)	$(3.47)

Shares used in computing basic and diluted loss per share	1,839,184	1,090,587	1,350,578	797,305

Selected Condensed Balance Sheet Data

	September 30,	December 31,
	2005	2004
		(Audited)

Cash and cash equivalents	$2,200,273	$1,969,561
Total current assets	2,844,213	2,646,106
Equipment, net	21,638	31,743
Total assets	3,692,851	3,984,509
Total current liabilities	741,759	751,013
Total stockholders’ equity	$2,951,092	$3,222,980